Exhibit 8.1

Celestica Inc. Significant Subsidiaries

Celestica (US Holdings) Inc., a Delaware corporation.
Celestica Corporation, a Delaware corporation.
Celestica (USA) Inc., a Delaware corporation.
EMS Manufacturing Services (Holdings) Limited, a Barbados corporation.
Celestica Cayman Holdings 1 Limited, a Cayman Islands corporation.
IMS International Manufacturing Services Limited, a Cayman Islands corporation.
Celestica Holdings Pte Ltd., a Singapore corporation.
Celestica (Thailand) Limited, a Thailand corporation.
1282087 Ontario Inc., an Ontario corporation.